Exhibit 99.1

July 24, 2019

To	To
Israel Securities Authority	Tel Aviv Stock Exchange
www.isa.gov.il	www.tase.co.il

Sir, Madame,

Re: Approval of Amendment Agreement to Deed of Trust

Medley Capital Corporation (the “Company”) is pleased to announce that the amendment agreement dated July 24, 2019 to the deed of trust dated January 23, 2018 between the Company and Mishmeret Trust Company Ltd. (the “Trustee”) with respect to the Series A notes of the Company (the “Notes”, and the holders of the Notes, the “Noteholders”), attached to the Company’s immediate reports filed with the ISA on July 4, 2019, July 9, 2019 and July 16, 2019 (reference numbers: 2019-02-057315, 2019-02-059151 and 2019-02-061170, respectively) (the “Amendment”), has been approved pursuant to applicable law. On July 16, 2019, the Amendment was approved at a meeting of note holders by 100% of the participating holders, and on July 24, 2019, following the implementation of non-substantive revisions required by the Tel Aviv Stock Exchange, it was approved by the Tel Aviv Stock Exchange. Approval pursuant to Section 350 of the Israeli Companies Law was not pursued. Filed herewith is the final version of the Amendment, marked to show the revisions made since the initial version filed on July 4, 2019.

In light of the above and pursuant to the Amendment, all the conditions precedent for the Amendment’s effectiveness have been satisfied and the Trustee has set August 12, 2019 as the Effective Date, as such term is defined in the Amendment.

Accordingly, the Initial Principal Payment and the Initial Interest Payment (as both such terms are defined in the Amendment) shall be payable on August 12, 2019, and the record date for both payments shall be July 31, 2019 (i.e., both payments shall be paid to Noteholders who shall hold Notes on July 31, 2019).

The interest payable on the Initial Interest Payment shall be at the rate of 2.7638% (i.e., for the period commencing on February 27, 2019 and ending on the day immediately preceding the Effective Date, viz., August 11, 2019) and the interest payable on September 30, 2019 (the Second Interest Payment, as such term is defined in the Amendment, i.e., for the period commencing on the Effective Date and ending on September 29, 2019) shall be at the rate of 0.8793% (assuming that no other events affecting the interest rate shall occur).

Pursuant to the Amendment, the annual interest rate of the Notes will decrease by 0.25% on the Effective Date. Accordingly, commencing on the Effective Date, the updated annual interest rate of the Notes will be 6.55% and the quarterly interest rate (computed by dividing the annual interest rate by four) will be 1.6375%.

The final Amortization Schedule is attached hereto as Annex A to the Amendment.

Respectfully Yours,
Medley Capital Corporation

Annex A

Amortization Schedule

Payment (percentage of the original Principal of the Notes, after giving effect to the reduction of Principal due to the repurchase of any Notes by the Company)	Interest rate for applicable period*	Date of payment	Record date
12.5%	2.7638%	12/08/2019	31/07/2019
12.5%	0.8793%	30/09/2019	18/09/2019
12.5%	1.6375%	31/12/2019	19/12/2019
12.5%	1.6375%	31/03/2020	19/03/2020
12.5%	1.6375%	30/06/2020	18/06/2020
12.5%	1.6375%	30/09/2020	18/09/2020
12.5%	1.6375%	31/12/2020	19/12/2020
12.5%	0.5742%	31/01/2021	31/01/2021
100%		Total

*	Assuming the occurrence of no further events affecting the interest rate.